CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2017, relating to the financial statements and financial highlights of Vident Core U.S. Bond Strategy ETF, Vident Core U.S. Equity Fund, and Vident International Equity Fund, each a series of ETF Series Solutions, for the year ended August 31, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
December 22, 2017